PRODUCT SUPPLEMENT MITTS-2 (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Market Index Target-Term Securities®

The MITTS Securities:

•

We may offer from time to time Market Index Target-Term Securities® (the “MITTS Securities”). The MITTS Securities will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The MITTS Securities will be linked to a market measure, which will be described in a relevant prospectus supplement (which may be called the “index supplement”). This product supplement describes some of the general terms that apply to the MITTS Securities and the general manner in which they may be offered and sold. When we offer the MITTS Securities, we will provide investors with one or more additional prospectus supplements (each of which may be called “term sheets”) which will describe the specific terms of that issue of MITTS Securities. Such term sheets will identify the market measure that will be used to calculate a return on the MITTS Securities offered thereby, and any additions or changes to the market measure described in the relevant index supplement or the terms specified in this product supplement.

•

The MITTS Securities are designed for investors who are seeking exposure to a specific market measure (the “Market Measure”) and who anticipate that the value of such Market Measure will increase from the starting value of such Market Measure on the pricing date to the ending value of the Market Measure on the calculation day or days, as the case may be, shortly before the maturity date of such issue of MITTS Securities. Investors must also be willing to forego interest payments on the MITTS Securities.

•	100% principal protection on the maturity date.

•

The Market Measure to which a specific issue of MITTS Securities is linked will be set forth in the applicable term sheet. A Market Measure may be a commodity- or equity-based index or basket of indices, the value of a single commodity or item, or any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the component or components underlying the Market Measure, from the Starting Value to the Ending Value (each as defined in this Product Supplement).

•	There will be no payments on the MITTS Securities prior to the maturity date and we cannot redeem the MITTS Securities prior to the maturity date.

•

If provided for in the applicable term sheet, we may apply to have the MITTS Securities listed on a securities exchange or quotation system. If approval of such an application is granted, the MITTS Securities will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that any MITTS Securities will be listed or, if listed, will remain listed for the entire term of the MITTS Securities.

Payment on the maturity date:

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The amount you receive on the maturity date per unit will be based upon the direction of and percentage change in the value of the Market Measure from the starting value of such Market Measure on the pricing date to the ending value of such Market Measure determined on the calculation date or dates shortly before the maturity date of such MITTS Securities, as set forth in the applicable term sheet. If the value of the Market Measure:

•

has increased, on the maturity date you will receive a payment per unit equal to the original public offering price (the “Original Offering Price”) per unit plus a supplemental redemption amount (the “Supplemental Redemption Amount”) equal to the Original Offering Price multiplied by the percentage increase of the Market Measure as leveraged by a participation rate. The actual participation rate will be set forth in the applicable term sheet relating to a specific issue of MITTS Securities;

or

•	has decreased or has not increased, you will receive the Original Offering Price per unit.

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As set forth in the applicable term sheet, an affiliate of ours will be our agent for purposes of determining, among other things, the Starting Value and the Ending Value, and calculating the Supplemental Redemption Amount (in such capacity, the “Calculation Agent”).

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the MITTS Securities involves risks that are described in the “ Risk Factors” section beginning on page PS-4 of this product supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is January 24, 2008.

“MITTS” and “Market Index Target-Term Securities” are registered service marks of Merrill Lynch & Co., Inc.

Product Supplement MITTS-2

Page
RISK FACTORS	PS-4
DESCRIPTION OF THE MITTS SECURITIES	PS-10
THE MARKET MEASURE	PS-15
UNITED STATES FEDERAL INCOME TAXATION	PS-17
ERISA CONSIDERATIONS	PS-21
USE OF PROCEEDS AND HEDGING	PS-22
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-22
INDEX OF DEFINED TERMS	PS-23

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

Page
RISK FACTORS	S-3
DESCRIPTION OF THE MITTS SECURITIES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

Page
MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

Page
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, the general prospectus supplement, the MTN prospectus supplement, any index supplement relating to the Market Measure to which the MITTS Securities are linked, and the term sheet which relates to a specific issue of MITTS Securities will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the MITTS Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement and the applicable term sheet or any other prospectus supplement relating to a specific issue of MITTS Securities before deciding whether an investment in the MITTS Securities is suitable for you.

General

You may not earn a return on your investment

If the Ending Value of the Market Measure does not exceed its Starting Value, the Supplemental Redemption Amount will be $0. This will be true even if the value of the Market Measure was higher than the Starting Value at some time during the term of the MITTS Securities but later falls below the Starting Value on the calculation days shortly before the maturity date of the MITTS Securities. If the Supplemental Redemption Amount is $0, we will pay you only the Original Offering Pricing for your MITTS Securities.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on the MITTS Securities may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

You must rely on your own evaluation of the merits of an investment linked to the Market Measure

In the ordinary course of their businesses, affiliates of ML&Co. may express views on expected movements in a Market Measure or in the components of a Market Measure and these views may be communicated to clients of our affiliates in the ordinary course of their business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by affiliates of ML&Co.

Exchange rate movements may impact the value of the MITTS Securities

The MITTS Securities will be denominated in U.S. dollars. If the value of a Market Measure or any Market Measure component is traded in a currency other than U.S. dollars and, for purposes of the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the MITTS Securities on the maturity date will depend in part on the relevant exchange rates.

In seeking to provide investors with what we believe to be commercially reasonable terms for the MITTS Securities while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the MITTS Securities. If a trading market develops for the MITTS Securities (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the MITTS Securities will not be listed on any futures or securities exchange and we do not expect a trading market for the MITTS Securities to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for such MITTS Securities offered for sale to it by holders of the MITTS Securities, it is not required to do so and may cease making those bids at any time.

If the applicable term sheet provides that we will apply to have the MITTS Securities listed on a securities exchange and if approval of such application is granted, the MITTS Securities will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the MITTS Securities will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the MITTS Securities. In any event, you should be aware that the listing of the MITTS Securities on a securities exchange does not necessarily ensure that a trading market will develop for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the MITTS Securities will depend on our financial performance and other factors, including changes in the level of the Market Measure.

If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

In determining the economic terms of the MITTS Securities, and consequently the potential return on the MITTS Securities to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the MITTS Securities. In structuring the economic terms of the MITTS Securities, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the MITTS Securities, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your MITTS Securities in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the MITTS Securities, namely the underwriting discount paid in respect of the MITTS Securities and other costs associated with the MITTS Securities, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed MITTS Securities, could be higher or lower than the Original Offering Price. MLPF&S is not obligated to make a market in the MITTS Securities.

Assuming there is no change in the value of the Market Measure to which your MITTS Securities are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your MITTS Securities in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the MITTS Securities.

If the Market Measure to which your MITTS Securities are linked is a basket, changes in the value of one or more basket components may offset each other

For MITTS Securities linked to a basket of two or more components, price movements in the basket components may not correlate with each other. Even if the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the closing value of the Market Measure on the calculation day or days, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket components.

You cannot predict the future performance of any basket components or the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of the other basket components, based on their historical performance.

The respective publishers of the Market Measures may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

The publishers of each Market Measure (each a “Market Measure Publisher”) can add, delete or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure. You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of the MITTS Securities. The Market Measure Publishers have no obligation to consider your interests in calculating or revising the Market Measure.

Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of the Market Measure. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

The value of the Market Measure is expected to affect the trading value of the MITTS Securities. We expect that the trading value of the MITTS Securities will depend substantially on the amount, if any, by which the value of the Market Measure exceeds or does not exceed its Starting Value. However, if you choose to sell your MITTS Securities when the value of the Market Measure exceeds its Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Market Measure will continue to fluctuate until its Ending Value is determined.

Changes in the volatility of the Market Measure are expected to affect the trading value of the MITTS Securities. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the MITTS Securities may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the MITTS Securities. We expect that changes in interest rates will affect the trading value of the MITTS Securities. Generally, if United States interest rates increase, we expect the trading value of the MITTS Securities will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the MITTS Securities will increase. If the Market Measure to which your MITTS Securities are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or component and, thus, the trading value of the MITTS Securities may be adversely affected.

Changes in dividend yields on the stocks included in equity-based Market Measures are expected to affect the trading value of the MITTS Securities. In general, if dividend yields on the stocks included in a Market Measure increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the MITTS Securities will increase.

As the time remaining to the stated maturity date of the MITTS Securities decreases, the “time premium” associated with the MITTS Securities is expected to decrease. We anticipate that before their stated maturity date, the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the value of the Market Measure. This difference will reflect a “time premium” due to expectations concerning the value of the Market Measure during the period before the stated maturity date of the MITTS Securities. However, as the time remaining to the stated maturity date of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

Changes in our credit ratings may affect the trading value of the MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because the return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase, if any, in the value of the Market Measure from its Starting Value to its Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the MITTS Securities.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in some of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. We expect, however, that the effect on the trading value of the MITTS Securities of a given change in the value of the Market Measure will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

Amounts payable on the MITTS Securities may be limited by state law

New York State law governs the 1983 Indenture under which the MITTS Securities will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Market Measures, components of the Market Measures, or futures or options contracts on Market Measures or components of Market Measures for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of these components and, in turn, the value of the Market Measure in a manner that could be adverse to your investment in the MITTS Securities. Any purchases or sales by us, our affiliates or others on our behalf on or before the date an issue of the MITTS Securities are priced for initial sale to the public (the “Pricing Date”) may temporarily increase or decrease the prices of a Market Measure or a component of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or a component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date, affecting the value of the Market Measure and therefore the trading value of the MITTS Securities.

Potential conflicts of interest could arise

MLPF&S, our subsidiary, may our agent for the purposes of determining the Starting Value and calculating the Ending Value of the Market Measure and the Supplemental Redemption Amount, if any. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as Calculation Agent for the MITTS Securities could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of a Market Measure can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Market Measure. See the sections entitled “Description of the MITTS Securities—Adjustments to the Market Measure” and “Description of the MITTS Securities—Discontinuance of the Market Measure” in this product supplement. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amount due on the maturity date on the MITTS Securities. We may seek competitive terms in entering into the hedging arrangements for the MITTS Securities, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in an equity-based Market Measure including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the MITTS Securities regarding any matters whatsoever relating to the companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the MITTS Securities should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the MITTS Securities. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Equity-Based Market Measures

If the Market Measure to which your MITTS Securities are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the common stocks included in such Market Measure

If the Market Measure to which your MITTS Securities are linked is equity-based, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in such Market Measure and your return on the MITTS Securities will not reflect the return you would realize if you actually owned the component stocks of included in the Market Measure and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the Ending Value. Additionally, the Ending Values of certain equity-based indices reflect only the prices of the common stocks included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your MITTS Securities are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets

Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the MITTS Securities will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If the Market Measure to which your MITTS Securities are linked is commodity-based, ownership of the MITTS Securities will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

If the Market Measure to which your MITTS Securities are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. ML&Co. will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the MITTS Securities.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the MITTS Securities in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e. energy) or single commodity (i.e. gold). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect a to commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the MITTS Securities

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the MITTS Securities.

MITTS Securities linked to a commodity-based Market Measure will not be regulated by the CFTC

Unlike an investment in the MITTS Securities linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because MITTS Securities linked to a commodity-based Market Measure will not be interests in a commodity pool, such MITTS Securities will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. MITTS Securities linked to a commodity-based Market Measure will not constitute investments by you or by ML&Co. on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

DESCRIPTION OF THE MITTS SECURITIES

ML&Co. will issue the MITTS Securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. The MITTS Securities will mature on the date set forth in the applicable term sheet relating to a specific issue of MITTS Securities. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

The MITTS Securities will not be subject to redemption by ML&Co. or repayment at the option of any holder of the MITTS Securities before the maturity date.

ML&Co. will issue the MITTS Securities in denominations of whole units each with a public offering price per unit as set forth in the applicable term sheet (the “Original Offering Price”). You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The MITTS Securities will not have the benefit of any sinking fund.

Payment on the Maturity Date

On the maturity date, you will be entitled to receive the sum of the Original Offering Price per unit plus a Supplemental Redemption Amount per unit, if any, as provided below. If the Ending Value of the Market Measure does not exceed its Starting Value, you will be entitled to receive only the Original Offering Price per unit of the MITTS Securities. There will be no other payment of interest, periodic or otherwise, on the MITTS Securities.

Determination of the Supplemental Redemption Amount

The “Supplemental Redemption Amount” per unit will be determined by the Calculation Agent and will equal:

Original Offering Price ×	(	Ending Value - Starting Value	)	× Participation Rate
Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Starting Value” will be the value of the Market Measure on the Pricing Date as determined by the Calculation Agent.

The “Participation Rate” will be determined on the Pricing Date and will be set forth in the applicable term sheet.

Ending Value Calculation – Equity-Based Market Measures

If the Market Measure to which your MITTS Securities are linked is equity-based, the “Ending Value” will be determined by the Calculation Agent and will equal the average of the closing values of such Market Measure determined on each of a certain number of Calculation Days during the Calculation Period. The timing and exact number of Calculation Days in the Calculation Period, which may be one or more, will be set forth in the applicable term sheet. We may calculate the Ending Value by reference to a fewer number of days than set forth in the applicable term sheet if, during the period shortly before the maturity date of an issue of MITTS Securities, there is a disruption in the trading of the Market Measure or a sufficient number of components included in the Market Measure or certain futures or options contracts relating to a Market Measure or components of a Market Measure. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Market Measure on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Market Measure determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on that scheduled Market Measure Business Day.

Ending Value Calculation – Commodity Based Market Measures

If the Market Measure to which your MITTS Securities are linked is commodity-based, the “Ending Value” with respect to the Supplemental Redemption Amount payable on the stated maturity date will equal the closing level of the Market Measure on a specific Calculation Day, as set forth in the applicable term sheet, provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Market Disruption Calculation (as described below).

The “Calculation Period” means the period shortly before the maturity date the timing and length of which will be set forth in the applicable term sheet.

A “Calculation Day” means any Market Measure Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

A “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”), the American Stock Exchange and the Nasdaq Stock Market are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Market Disruption Event – Equity-Based Market Measures

For equity-based Market Measures, “Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)

if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Market Disruption Event – Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1)	A material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2)	The exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3)	Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component.

(4)	A suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time.

(5)	Any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the MITTS Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

For MITTS Securities linked to a commodity-based Market Measure, in the event a Market Disruption Event has occurred on the Calculation Day, the Market Measure level will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)	With respect to each Market Measure component, which is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price on the Calculation Day.

(2)	With respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first day following the Calculation Day on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Calculation Day and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)	The Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the MITTS Securities.

Adjustments to the Market Measure

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

Discontinuance of the Market Measure

If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of MITTS Securities is linked, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor market measure, ML&Co. will cause notice to be given to holders of the MITTS Securities.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the Calculation Agent does not select a successor market measure; or

•	the successor market measure is not published on any of the Calculation Days or the Calculation Day, as applicable,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor market measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the Calculation Period or Calculation Day, as applicable, and the Calculation Agent determines that no successor market measure is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor market measure is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which (i) the Market Measure (or, in the case of a basket Market Measure, the basket components) or any successor market measure (or basket components), if any, that have not been discontinued, are calculated and published and (ii) with respect to the Market Measure (or basket components), or any successor market measures (or basket components), which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure (or basket components), used to calculate a substitute level for a Market Measure (or basket components) following a discontinuance, as discussed above, are open for trading.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your MITTS Securities are linked may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a holder of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each Original Offering Price per unit, will be equal to the principal amount per unit and the Supplemental Redemption Amount per unit, if any, calculated as though the date of acceleration were the stated maturity date of the MITTS Securities.

In case of default in payment of the MITTS Securities, whether on the stated maturity date or upon acceleration, from and after that date the MITTS Securities will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE MARKET MEASURE

General

The Market Measure to which a specific issue of MITTS Securities is linked will be set forth in the applicable term sheet. Specific information regarding the Market Measure may be set forth in one or more prospectus supplements (each at which may be called a term sheet or an index supplement). Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value.

A Market Measure may be a commodity- or equity-based index or indices, the value of a single stock, commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. The Market Measure applicable to your MITTS Securities may also be a basket of two or more of these indices or statistical measures, in which case each one will be referred to as a “basket component.”

Baskets

A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to the Ending Value of the basket. If the Market Measure to which your MITTS Securities are linked is a basket, the basket components will be set forth in the applicable term sheet. Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a portion of the value of the basket on the Pricing Date. The basket components may be assigned equal Initial Weightings or the basket components may be assigned unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable term sheet.

Determination of the Multiplier for each Basket Component

A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that Basket Component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing level of that basket component on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any basket component in the event that basket component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that basket component had those material changes or modifications not been made.

Computation of the Basket

The Calculation Agent will calculate the value of the basket by summing the products of the closing level for each basket component on a Calculation Day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable term sheet.

Example 1:

The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	50.00%	3,500.00	0.01428571	50.00

Starting Value				100.00

Example 2:

The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033057	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This is the closing level of each basket component on the hypothetical pricing date.

(2)	The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing level of that basket component Index on the hypothetical pricing date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable term sheet.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, tax counsel to ML&Co. As the law applicable to the United States federal income taxation of instruments such as the MITTS Securities is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying MTN prospectus supplement. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, entities classified as partnerships, real estate investment trusts, tax-exempt entities or persons holding MITTS Securities in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding MITTS Securities as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the MITTS Securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the MITTS Securities should consult their own tax advisors. Moreover, all persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a MITTS Security that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a MITTS Security that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a

MITTS Security had the MITTS Securities in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

In particular, solely for purposes of applying the CPDI Regulations to the MITTS Securities, ML&Co. will be required to determine a projected payment schedule for the MITTS Securities. The projected payment schedule for the MITTS Securities will consist of payment on the stated maturity date of the Original Offering Price of the MITTS Securities and a projected amount for the Supplemental Redemption Amount (the “Projected Supplemental Redemption Amount”). This projected payment schedule will represent an estimated yield for the MITTS Securities. MITTS Securities having different stated maturity dates or offered at different times will have different projected payment schedules and estimated yields.

During the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at the applicable estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such MITTS Security (regardless of such U.S. Holder’s regular method of tax accounting). The amount of interest that will be deemed to accrue in any accrual period will equal the product of the applicable estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a MITTS Security’s adjusted issue price will equal the MITTS Security’s issue price (i.e., the Original Offering Price), increased by the interest previously accrued on the MITTS Security. In the event that the actual Supplemental Redemption Amount, if any, exceeds the Projected Supplemental Redemption Amount, a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over the Projected Supplemental Redemption Amount in income as ordinary interest on the stated maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than the Projected Supplemental Redemption Amount, the excess of the Projected Supplemental Redemption Amount over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing such a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

Upon the sale or exchange of a MITTS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder’s adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder’s adjusted tax basis in a MITTS Security generally will equal the U.S.

Holder’s initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the CPDI Regulations to their investment in the MITTS Securities.

The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) will be determined solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities, as determined by ML&Co. for purposes of applying the CPDI Regulations to the MITTS Securities), will be set forth in the applicable term sheet. In addition, investors in the MITTS Securities may obtain the projected payment schedule and the estimated yield, as determined by ML&Co. for purposes of applying the CPDI Regulations to the MITTS Securities, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com.

Unrelated Business Taxable Income

Section 511 of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the MITTS Securities are held for investment purposes, the amount of income or gain realized with respect to the MITTS Securities will not constitute unrelated business taxable income. However, if a MITTS Security constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a MITTS Security to purchase the MITTS Security, all or a portion of any income or gain realized with respect to such MITTS Security may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the MITTS Securities should be aware that whether or not any income or gain realized with respect to a MITTS Security which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the MITTS Securities that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the MITTS Securities.

Non-U.S. Holders

A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a MITTS Security, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the “Withholding Agent”) must have received a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual’s death, payments in respect of that MITTS Security would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the MITTS Securities to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the MITTS Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the MITTS Securities will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the amount due on the maturity date.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the MITTS Securities directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the MITTS Securities to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the MITTS Securities if any are taken.

INDEX OF CERTAIN DEFINED TERMS

Business Day	PS-13
Calculation Agent	PS-1
Calculation Day	PS-11
Calculation Period	PS-11
Ending Value	PS-10
Market Disruption Event	PS-11
Market Measure	PS-1
Market Measure Business Day	PS-11
Market Measure Publisher	PS-5
MITTS Securities	PS-1
Multiplier	PS-15
Participation Rate	PS-10
Pricing Date	PS-7
Starting Value	PS-10
successor market measure	PS-13
Supplemental Redemption Amount	PS-1

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Market Index Target-Term Securities®

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

January 24, 2008

“MITTS” and “Market Index Target-Term Securities” are registered service marks of Merrill Lynch & Co., Inc.